Exhibit 10.17(1)

SOC TELEMED

1768 Business Center Drive, Suite 100, Reston, Virginia 20190

October 23, 2020

Sean Banerjee

Re:	SIDE LETTER RE COMPENSATION INCREASE

Dear Sean:

We are pleased to inform you that, pending approval of the Board of Directors of the SOC Telemed, Inc. or, following the Closing (as defined below) the parent entity thereof, (i) as of November 1, 2020, your annual base salary shall be increased to $320,000, (ii) effective with respect to the 2021 performance cycle, your target bonus opportunity shall be increased to 50% of your annual base salary, and (iii) following the Closing you will receive an equity-based award with a total target value of $1,500,000, comprising time-based vesting and performance-based vesting restricted stock units substantially in the amounts set forth on Schedule I hereto.

This letter is contingent on the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Healthcare Merger Corp., Sabre Merger Sub I, Inc., Sabre Merger Sub II, LLC, and the Company, dated as of July 29, 2020 (the “Closing”), and shall be null and void ab initio in the event the Closing does not occur.

Except for the potential change to your base salary and bonus opportunity, the offer letter entered into by and between you and SOC Telemed, Inc. dated July 15, 2015, shall remain in full force and effect, and nothing in this letter changes the at-will nature of your employment. Please keep a copy of this letter for your records. If you have any questions, please contact me. Thank you for continued dedication and hard work toward making SOC Telemed a successful company!

Very truly yours,

Specialists on Call, Inc.

By:	/s/ Paul Ricci
Paul Ricci, Executive Chairman

ACCEPTED AND AGREED

/s/ Sean Banerjee
Sean Banerjee